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                                                                     EXHIBIT 3.2



                                    FORM OF


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        CHAPARRAL NETWORK STORAGE, INC.,
                     (FORMERLY CHAPARRAL TECHNOLOGIES, INC.)
                  (ORIGINALLY INCORPORATED ON JANUARY 22, 1998)


                  ADOPTED IN ACCORDANCE WITH THE PROVISIONS OF
              SECTIONS 242 AND 245 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

                         -----------------------------


                                   ARTICLE 1

     The name of the corporation is Chaparral Network Storage, Inc. (hereinafter, the "Company").

                                   ARTICLE 2

     The address of the registered office of the Company in the State of Delaware is 1313 N. Market Street, City of Wilmington, County of New Castle. The name of its registered agent at that address is The Company Corporation.

                                   ARTICLE 3

     The purpose of the Company is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware ("GCL").

                                   ARTICLE 4

     4.1. Authorized Shares. The total number of shares that the Company is authorized to issue is 160,000,000, 120,000,000 shares of which shall be Common Stock, par value $.001 per share, and 40,000,000 shares of which shall be Preferred Stock, par value $.001 per share. Of the authorized Preferred Stock, 18,600,000 shares are designated as "Series A Preferred Stock," 5,540,200 shares are designated as "Series B Preferred Stock" and 5,000,000 shares are designated as "Series C Preferred Stock."

     4.2. Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding having prior rights, and series


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of preferred stock which may from time to time come into existence, and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders of the Company, including, but not by way of limitation, (i) the right to receive dividends when, as and if declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon the dissolution and liquidation of the Company, the right to receive ratably and equally all of the assets of the Company remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided herein or pursuant hereto.

     4.3. Preferred Stock. Notwithstanding the other provisions of this Section 4.3, the rights, preferences, privileges and restrictions granted to and imposed on the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are set forth in Exhibit A hereto.

     The Board of Directors of the Company is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of preferred stock as a class or in series, and, by filing a certificate of designation, pursuant to the GCL, setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of the class or of each such series, and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to the class or each series shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting any series and the distinctive designation of that series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased, but not below the number of shares outstanding from time to time by like action of the Board of Directors;

         (b) The dividend rate on the shares of the class or of any series, the conditions and times upon which such dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the class or of that series;

         (c) Whether the class or any series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of this same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

         (e) Whether or not the shares of the class or of any series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;


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         (f) Whether the class or any series shall have a retirement or sinking fund for the redemption or purchase of shares of the class or of that series, and, if so, the terms and amount of such retirement or sinking fund;

         (g) The rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of the class or of that series;

         (h) Any other powers, preferences, rights, qualifications, limitations, and restrictions of the class or of any series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Amended and Restated Certificate of Incorporation.


                                   ARTICLE 5

     5.1. Number and Election of Directors. The number of directors of the Company shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Company. The directors shall be divided into three classes as determined by the Board of Directors, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Initial class assignments shall be determined by the Board of Directors in accordance with the bylaws. At each annual meeting of stockholders, successors to the class of directors whose terms expired at that annual meeting shall be elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director's prior death, resignation, retirement, disqualification or removal from office.

     5.2. Quorum. A quorum of the Board of Directors for the transaction of business shall not consist of less than a majority of the total number of directors, except as otherwise may be provided in this Certificate of Incorporation or in the bylaws with respect to filling vacancies.

     5.3. Newly Created Directorships and Vacancies. Except as otherwise fixed relative to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, or by a sole remaining director, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the new directorship which was created or in which the vacancy occurred and until


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such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                   ARTICLE 6

     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind any or all of the bylaws of the Company.

                                   ARTICLE 7

     7.1. Stockholder Actions. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

     7.2. Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock, special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, the president, any officer of the Company upon the written request by a majority of the Board of Directors, or as may be designated in the bylaws of the Company.

     7.3. Corporate Books. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Company.

                                   ARTICLE 8

     The Board of Directors of the Company, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Company, (b) merge or consolidate the Company with another corporation, or
(c) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to (i) all relevant factors including, without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which the Company and its subsidiaries operate or are located and on any of the businesses and properties of the Company or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered, in relation to the then current market price for the Company's outstanding shares of capital stock, but also in relation to the then current value of the Company in a freely negotiated transaction and in relation to the Board of Directors' estimate of the future value of the Company (including the unrealized value of its properties and assets) as an independent going concern.


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                                   ARTICLE 9

     Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation of the Company or of the bylaws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the bylaws), the affirmative vote of the holders of not less than sixty six and two-thirds percent (66-2/3%) of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class), shall be required to amend or repeal or adopt any provisions inconsistent with Articles 5, 6, 7, 8 and 9 of this Amended and Restated Certificate of Incorporation.

                                  ARTICLE 10

     A director or officer of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as currently in effect or as the same may hereafter be amended.

     No amendment, modification or repeal of this Article 10 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

                                   ARTICLE 11

     The Company shall indemnify, to the fullest extent permitted by applicable law as in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he or she is or was a director or officer of the Company or any of its subsidiaries, or while serving as a director or officer of the Company or any of its subsidiaries, he or she is or was serving at the request of the Company or any of its subsidiaries as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity (an "Agent").

     Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit, or proceeding, to the fullest extent permitted by Delaware law, upon receipt of an undertaking by the Agent to repay the amount of expenses so advanced if it shall be determined that the Agent is not entitled to be indemnified. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company or any of its subsidiaries against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Company would have the power to indemnify against such liability under the provisions of this Article 11. The indemnification provided by this Article 11 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Amended and Restated Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of an indemnified party. The provisions of this Article 11 shall not be deemed to preclude the Company


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from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine.


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                                   EXHIBIT A

                       TERMS OF SERIES A PREFERRED STOCK,
                          SERIES B PREFERRED STOCK AND
                            SERIES C PREFERRED STOCK

     Notwithstanding the other provisions of this Section 4.3 of Article 4 of this Certificate of Incorporation, the rights, preferences, privileges and restrictions granted to and imposed on the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are set forth in Exhibit A hereto.

1. DEFINITIONS. For purposes of this Exhibit A, the following definitions apply:

     1.1 "BOARD" shall mean the Board of Directors of the Company.

     1.2 "COMPANY" shall mean this Company.

     1.3 "COMMON STOCK" shall mean the Common Stock, $0.001 par value per share, of the Company.

     1.4 "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

     1.5 "DISTRIBUTION" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock).

     1.6 "DIVIDEND RATE" shall mean $0.008 per share per annum for the Series A Preferred Stock, $0.09 per share per annum for the Series B Preferred Stock and $0.0352 per share per annum for the Series C Preferred Stock.

     1.7 "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, is issued by the Company.

     1.8 "ORIGINAL ISSUE PRICE" shall mean $0.10 per share for the Series A Preferred Stock, $0.18 per share for the Series B Preferred Stock and $.044 per share for the Series C Preferred Stock.

     1.9 "PERMITTED REPURCHASES" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to restricted stock purchase agreements of stock option exercise agreements under which the Company has the option to repurchase such shares: (a) at cost, upon the occurrence of certain


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events, such as the termination of employment or services; or (b) at any price pursuant to the Company's exercise of as right of first refusal to repurchase such shares.

     1.10 "ORIGINAL PREFERRED STOCK" shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

     1.11 "SERIES A PREFERRED STOCK" shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

     1.12 "SERIES B PREFERRED STOCK" shall mean the Series B Preferred Stock, $0.001 par value per share, of the Company.

     1.13 "SERIES C PREFERRED STOCK" shall mean the Series C Preferred Stock, $0.001 par value per share, of the Company.

     1.14 "SUBSIDIARY" shall mean any Corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary Corporations.

2.   DIVIDEND RIGHTS.

     2.1 Dividend Preference. In each calendar year, the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor, noncumulative dividends at the annual Dividend Rate for each such series of Preferred Stock, prior and in preference to the payment of any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock during any calendar year unless (i) dividends in the total amount of the annual Dividend Rate for the Series A Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series A Preferred Stock, (ii) dividends in the total amount of the annual Dividend Rate for the Series B Preferred Stock, shall have first been paid or declared and set apart for payment to the holders of the Series B Preferred Stock and (iii) dividends in the total amount of the Dividend Rate for the Series C Preferred Stock shall have first been paid or declared and set apart for payment to the holders of the Series C Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Preferred Stock, Series B Stock or Series C Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the


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Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

     2.2 Participation Rights. If, after dividends in the full preferential amounts specified in this Section 2 for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series A Preferred Stock, Series B Preferred Stock and/or Series C Preferred Stock held by such holder pursuant to Sections hereof.

     2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Company's stockholders (the "AVAILABLE FUNDS AND ASSETS") shall be distributed to stockholders in the following manner:

     3.1 Liquidation Preferences. The holders of each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment of distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of each such series of Preferred Stock, respectively, plus all declared but unpaid dividends thereon. If upon any liquidation, dissolution or winding up of the Company the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of their full preferential amounts described in this subsection, than all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

     3.2 Participation Rights. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pro rata according to the number of shares of Common Stock held by such


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holders, where, for this purpose, holders of shares of Series A Preferred
Stock, Series B Preferred Stock and Series C Preferred Stock will be deemed to hold (in lieu of their Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to Section 6.

     3.3 Merger or Sale of Assets. Each of the following shall be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3: (a) consolidation or merger of the Company with or into any other Company or Companies in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger; or
(b) a sale of all or substantially all of the assets of the Company.

     3.4 Non-Cash Consideration. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

         (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

              (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

              (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

              (iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

         (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),
(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

4. REDEMPTION. The shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are nonredeemable.


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5.   VOTING RIGHTS. Each holder of shares of Original Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Original Preferred Stock could be converted pursuant to the provisions of Section 6 at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited. Subject to the foregoing provisions of this Section 5, each holder of Original Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Original Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

6. CONVERSION RIGHTS. The outstanding shares of Original Preferred Stock shall be convertible into Common Stock as follows:

     6.1 Optional Conversion.

         (a) At the option of the holder thereof, each share of Original Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

         (b) Each holder of Original Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Original Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Original Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Original Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

     6.2 Automatic Conversion.

         (a) Each share of Original Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds


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$15,000,000 and the public offering price per share of which equals or exceeds
$2.20 per share before deduction of underwriters' discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in Section 6.4); or (ii) upon the Company's receipt of the written consent of the holders of not less than two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to the conversion of all then outstanding Original Preferred Stock under this Section 6.

         (b) Upon the occurrence of any event specified in subparagraph 6.2(a)(i) or (ii) above, the outstanding shares of Original Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Original Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Original Preferred Stock, the holders of Original Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Original Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Original Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

     6.3 Conversion Price. Each share of Original Preferred Stock shall be convertible in accordance with Section 6.1 or Section 6.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Original Preferred Stock by the conversion price for such series of Original Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Series A Preferred Stock shall be two (2) times the Original Issue Price for the Series A Preferred Stock, the initial conversion price for the Series B Preferred Stock shall be two (2) times the Original Issue Price of the Series B Preferred Stock and the initial Conversion Price for the Series C Preferred Stock shall be two
(2) times the Original Issue Price of the Series C Preferred Stock, provided, however, that the Conversion Price of the Series B Preferred Stock shall be adjusted as if the Original Issue Price of the Series B Preferred Stock was $0.18 as of the original date the Series B Preferred Stock was issued. The Conversion Price of each series of Original Preferred Stock shall be subject to adjustment from time to time as provided below.


     6.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock, the Conversion Price of the Series B Preferred Stock and the Conversion Price of the Series C Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Original Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Original Preferred Stock. The Conversion Price for a series of Original Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "COMMON STOCK EVENT" shall mean (a) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (b) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (c) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.


     6.5 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Original Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Original Preferred Stock or with respect to such other securities by their terms.

     6.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 6), then in any such event each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

     6.7 Sale of Shares Below Conversion Price.

         (a) Adjustment Formula. If at any time or from time to time after an Original Issue Date, the Company issues or sells, or is deemed by the provisions of this Section 6.7 to have issued or sold, Additional Shares of Common Stock (as defined below), otherwise than in connection with a Common Stock Event as provided in Section 6.4, a dividend or distribution as provided in Section 6.5 or a recapitalization, reclassification or other change as provided in Section 6.6, for an Effective Price (as defined below) that is less than the Conversion Price for such a series of Original Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for such series of Original Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:


              (i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as defined below) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as defined below) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Original Preferred Stock in effect immediately prior to such issue or sale; and

              (ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

         (b) Certain Definitions. For the purpose of making any adjustment required under this subsection:

              (i) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than:

                   (A) shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

                   (B) the initial issuance of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock or


                   (C) a cumulative total (since November 25, 1998) of 5,000,000 shares of Common Stock (and/or options, warrants or rights therefor) issued to employees, officers, or directors of, or contractors, consultants or advisers to, the Company or any Subsidiary pursuant to incentive agreements or plans approved by the Board of Directors of the Company ("Incentive Shares"), calculated net of any repurchases of such shares by the Company and net of any such expired or terminated Incentive Shares and proportionally adjusted to reflect any subsequent Common Stock Event AND, if the number of shares of Common Stock

         (and/or options, warrants or rights thereto) issued exceeds this cumulative total of Incentive Shares on a given day and if a portion of such shares subsequently expires or terminates, the shares subsequently expiring or terminating shall be allocated (i) on a pro rata basis to the amount considered Incentive Shares based on a percentage equal to the quotient of (a) the number of shares allocated as Incentive Shares on the date the expiring shares were issued and (b) the total number of shares issued on that date AND (ii) on a pro rata basis to the amount considered Additional Shares based on a percentage equal to the quotient of (a) the number of shares allocated as Additional Shares on the date the expiring shares were issued and (b) the total number of shares issued on that date, such method of allocation to be effective as of the first date any series of Preferred Stock was issued;

                   (D) shares of the Company's Common Stock or Original Preferred Stock issued in connection with any stock split or stock dividend;

                   (E) securities offered by the Company to the public pursuant to a registration Statement filed under the Securities Act of 1933, as amended;

                   (F) a cumulative total (since the Company's inception) of 125,000 shares of the Company's Common Stock or Original Preferred Stock (and/or options or warrants thereof) issued or issuable to parties providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing (proportionally adjusted to reflect any subsequent Common Stock Event); or

                   (G) securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity.

              (ii) The "Aggregate Consideration Received" by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions, paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

              (iii) "Convertible Securities" shall mean any indebtedness or shares of stock convertible into or exchangeable for Common Stock, including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

              (iv) "Common Stock Equivalents" shall mean Convertible Securities and rights entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock without the payment of any consideration by such holder for such additional shares of Common Stock or Common Stock Equivalents.

              (v) "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold into the Aggregate Consideration Received for the issue of such Additional Shares of Common Stock.

              (vi) "Option" shall mean any warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

              (vii) "Rights" shall mean any right Common Stock or Convertible Securities.


         (c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of the Original Preferred Stock required under this Section 6.7, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Original Preferred Stock, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof, provided that:

              (i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

              (ii) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

              (iii) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.


No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Original Preferred Stock.

     6.8 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Original Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Original Preferred Stock at the holder's address as shown in the Company's books.

     6.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Original Preferred Stock. in lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

     6.10 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Original Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Original Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Original Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     6.11 Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of the Original Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

     6.12 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Original Preferred Stock against impairment.

7.   RESTRICTIONS AND LIMITATIONS.

     7.1 Class Protective Provisions. So long as any shares of Original Preferred Stock remain outstanding, the Company shall not, without the approval, by vote or written consent, of the holders of a majority of the Original Preferred Stock then outstanding, voting as a single class:

          (a) amend its Certificate of Incorporation in any manner that would alter or change any of the rights, preferences, privileges or restrictions of the Original Preferred Stock;

          (b) amend its Certificate of Incorporation or Bylaws in any other manner that would adversely affect the rights, preferences and privileges of the Original Preferred Stock;

          (c) reclassify any outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to or on a parity with the Original Preferred Stock; or


          (d) authorize or issue any other stock having rights or preferences senior to or on a parity with the Original Preferred Stock as to dividend rights or liquidation preferences.